Exhibit 10.2

LEXMARK SUPPLEMENTAL SAVINGS AND
DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS

PREAMBLE	1

ARTICLE 1 - DEFINITIONS	2

1.1	Account	2
1.2	Beneficiary	2
1.3	Board or Board of Directors	2
1.4	Change in Control	2
1.5	Code	2
1.6	Committee	2
1.7	Compensation	2
1.8	Continuous Service	3
1.9	Disabled or Disability	3
1.10	Effective Date	3
1.11	Eligible Employee	3
1.12	Employer	3
1.13	ERISA	3
1.14	Excess Compensation	3
1.15	Identification Date	3
1.16	Key Employee	3
1.17	Participant	3
1.18	Plan	4
1.19	Plan Year	4
1.20	Related Employer	4
1.21	Separation from Service	4
1.22	Unforeseeable Emergency	4
1.23	Valuation Date	4

ARTICLE 2 - PARTICIPATION	5

2.1	Participation	5
2.2	Termination of Participation	5

ARTICLE 3 - PARTICIPANT CONTRIBUTIONS	6

3.1	Deferral Agreement	6
3.2	Amount of Deferral	6
3.3	Timing of Election to Defer	7
3.4	Election of Payment Schedule and Form of Payment	7

i

ARTICLE 4 - EMPLOYER CONTRIBUTIONS	9

4.1	Matching Contributions	9
4.2	Other Employer Contributions	9

ARTICLE 5 - ACCOUNTS AND CREDITS/OTHER ADJUSTMENTS	10

5.1	Establishment of Account	10
5.2	Contribution Credits to Account	10
5.3	Interest Credits to Account	10
5.4	Adjustment of Accounts	10

ARTICLE 6 - RIGHT TO BENEFITS	11

6.1	Vesting	11
6.2	Death	11
6.3	Disability	11
6.4	Change in Control	11

ARTICLE 7 - DISTRIBUTION OF BENEFITS	15

7.1	Amount of Benefits	15
7.2	Method and Timing of Distributions	15
7.3	Unforeseeable Emergency	15
7.4	Cashouts of Amounts Not Exceeding Stated Limit	16
7.5	Key Employees	16
7.6	Permissible Delays in Payment	17

ARTICLE 8 - AMENDMENT AND TERMINATION	19

8.1	Amendment by Employer	19
8.2	Retroactive Amendments	19
8.3	Plan Termination	19
8.4	Distribution Upon Termination of the Plan	20

ARTICLE 9 - THE TRUST	21

9.1	Establishment of Trust	21
9.2	Grantor Trust	21
9.3	Investment of Trust Funds	21

ii

ARTICLE 10 - PLAN ADMINISTRATION	22

10.1	Powers and Responsibilities of the Employer	22
10.2	Powers and Responsibilities of the Committee	22
10.3	Claims and Review Procedures	23
10.4	Plan Administrative Costs	23

ARTICLE 11 - MISCELLANEOUS	24

11.1	Unsecured General Creditor of the Employer	24
11.2	Employer’s	24
11.3	Limitation of Rights	24
11.4	Anti-Assignment	24
11.5	Facility of Payment	24
11.6	Notices	24
11.7	Tax Withholding	25
11.8	Indemnification	25
11.9	Permitted Acceleration of Payment	25
11.10	No Guarantee of Employment or Participation	26
11.11	Unclaimed Benefit	26
11.12	Governing Law	26

iii

PREAMBLE

Lexmark International, Inc. ("Employer") hereby establishes the Lexmark Supplemental Savings and Deferred Compensation Plan ("Plan"). The Plan is intended to be a “plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, and is further intended to comply with the requirements of Internal Revenue Code Section 409A and the guidance issued thereunder and shall be implemented and administered in a manner consistent therewith.

ARTICLE 1
DEFINITIONS

Pronouns used in the Plan are in the masculine gender but include the feminine gender unless the context clearly indicates otherwise. Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

1.1 “Account” means an account established for the purpose of recording amounts credited on behalf of a Participant and any income, expenses, gains, losses or distributions included thereon. The Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant pursuant to the Plan. Separate Accounts shall be established for a Participant by Plan Year and by type of contribution credited to the Participant.

1.2 “Beneficiary” means the persons, trusts, estates or other entities designated in writing by a Participant, or otherwise entitled under Section 6.2 to receive benefits under the Plan upon the death of a Participant.

1.3 “Board” or “Board of Directors” means the Board of Directors of the Employer.

1.4 “Change in Control” means the occurrence of an event involving the Employer that is described in Section 6.4.

1.5 “Code” means the Internal Revenue Code of 1986, as amended.

1.6 "Committee" means the Compensation and Pension Committee of the Board of Directors.

1.7 “Compensation” with respect to a Plan Year means salary, commission payments, and recurring payments under any form of variable compensation plan, plus short-term incentive compensation (but only to the extent the short-term incentive compensation qualifies as performance-based compensation under Code Section 409A) and additional compensation paid during such Plan Year, including but not limited to payments for nonscheduled work days, overtime and shift premium, but excluding compensation deferred under any nonqualified deferred compensation plan other than this Plan, and also excluding long-term incentive compensation, special awards, amounts deferred under the Lexmark Stock Incentive Plan, deferred and accrued vacation payments to terminating employees, and any amount reported on Form W-2 in respect of a stock option exercise. Commissions and any short-term incentive compensation earned but not paid at the time of a Participant's termination of employment with the Employer or any Related Employer shall be treated as having been paid immediately prior to such termination. Compensation also shall include elective amounts that are not otherwise includable in the gross income of the Participant under Code Sections 125, 132(f)(4), 402(e)(3) and 402(h).

1.8 "Continuous Service" means the Participant's Continuous Service credited under the Lexmark Savings Plan.

1.9 “Disabled” or "Disability" means a determination by the Employer that the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer or any Related Employer. A Participant also will be considered disabled if he is determined to be totally disabled by the Social Security Administration.

1.10 "Effective Date" means April 3, 2006.

1.11 “Eligible Employee” means an employee of the Employer who is determined by the Employer to be a member of a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, whose annual Compensation is expected to exceed the limitation on compensation under Section 401(a)(17) of the Code as adjusted for cost-of-living increases in accordance with Code Section 401(a)(17)(B), and who is selected by the Employer for participation in the Plan.

1.12 “Employer” means Lexmark International, Inc., a Delaware corporation, and any successor corporation or other successor entity that agrees to continue the Plan.

1.13 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.14 "Excess Compensation" means the amount of an Eligible Employee's Compensation for a Plan Year that is in excess of the Code Section 401(a)(17) compensation limit for such Plan Year. The Code Section 401(a)(17) limitation shall be applied to the Eligible Employee's Compensation in the order of time as Compensation is actually paid to the Eligible Employee, including elective amounts that are not otherwise includable in the gross income of the Participant under Code Sections 125, 132(f)(4), 402(e)(3) and 402(h).

1.15 “Identification Date” means the date as of which Key Employees are determined, which shall be December 31 of each calendar year.

1.16 “Key Employee” means a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code who satisfies the conditions set forth in Section 7.5.

1.17 “Participant” means an Eligible Employee who commences participation in the Plan in accordance with Article 2.

1.18 “Plan” means the Lexmark Supplemental Savings and Deferred Compensation Plan.

1.19 “Plan Year” means the 12-month period commencing January 1 and ending on December 31. The first Plan Year of the Plan is a short Plan Year, beginning April 3, 2006 and ending December 31, 2006.

1.20 “Related Employer” means the Employer and (a) any corporation that is a member of a controlled group of corporations as defined in Section 414(b) of the Code that includes the Employer, and (b) any trade or business that is under common control as defined in Section 414(c) of the Code that includes the Employer.

1.21 “Separation from Service” means the date that the Participant dies, retires or otherwise has a termination of employment with respect to all entities comprising the Related Employer. A Separation from Service does not occur if the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six months or such longer period during which the Participant’s right to re-employment is provided by statute or contract. If the period of leave exceeds six months and the Participant’s right to re-employment is not provided either by statute or contract, a Separation from Service will be deemed to have occurred on the first day following the six-month period.

1.22 “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Code Section 152(a)); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

1.23 “Valuation Date” means each business day of the Plan Year.

ARTICLE 2
PARTICIPATION

2.1 Participation. The Participants in the Plan shall be those “management” or “highly compensated” employees of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA who satisfy the requirements to be considered an Eligible Employee pursuant to Section 1.11 of the Plan.

2.2 Termination of Participation. The Employer may terminate a Participant’s participation in the Plan but any such termination at the direction of the Employer shall not take effect until the first day of the next Plan Year.

ARTICLE 3
PARTICIPANT CONTRIBUTIONS

       3.1 Deferral Agreement.  Each Eligible Employee may elect prior to the beginning of a Plan Year to defer his Excess Compensation for such upcoming Plan Year by executing writing or electronically, a deferral agreement in accordance with rules and procedures established by the Employer and the provisions of this Article 3. The period during which an Eligible Employee must complete a deferral agreement for an upcoming Plan Year is hereafter referred to as an "Election Period." The Election Period to defer Excess Compensation for the 2007 Plan Year shall be the period commencing on June 1, 2006 and ending on the date determined by the Employer, but not later than June 30, 2006 ("2006 Election Period"). The Election Period for each succeeding Plan Year shall be established by the Employer. A new deferral agreement must be timely executed for each Plan Year during which the Eligible Employee desires to defer Excess Compensation. An Eligible Employee who does not timely execute a deferral agreement shall be deemed to have elected zero deferrals of Excess Compensation for such Plan Year.

A deferral agreement completed during an Election Period may be changed or revoked through the last day of the Election Period. In addition, a deferral agreement completed during the 2006 Election Period may be revoked at any time during 2006 with respect to deferrals of Excess Compensation earned and paid in 2007 and/or with respect to Employer contributions credited to the Eligible Employee in 2007; provided, however, this extended revocation period shall only be available in the event that the Internal Revenue Service ("IRS") issues guidance under Code Section 409A that differs in substance from the regulations and other guidance issued by the IRS with respect to Code Section 409A as of the Plan's Effective Date, and such extended period shall not be available for any deferral elected by the Eligible Employee during the 2006 Election Period with respect to performance-based compensation, as described in Code Section 409A(a)(4)(B)(iii), earned by the Eligible Employee in 2006 but payable in 2007. Except with respect to the 2006 Election Period and as provided in Section 7.3, a deferral agreement may not be changed or revoked after the last day of the Election Period; provided, however, in the event that the Employer determines subsequent to the end of an Election Period but prior to the beginning of the upcoming Plan Year that a Participant will not be eligible to defer Excess Compensation into the Plan during the upcoming Plan Year, then such a Participant's deferral agreement is automatically revoked to the extent permitted by Code Section 409A.

3.2 Amount of Deferral. An Eligible Employee may elect to defer up to 100% of his Excess Compensation (net of applicable tax withholding and payroll deductions) for a Plan Year. An Eligible Employee's deferrals for a Plan Year shall not commence until the Eligible Employee's Compensation paid to him for such Plan Year has reached the Code Section 401(a)(17) limit, including elective amounts that are not otherwise includable in the gross income of the Participant under Code Sections 125, 132(f)(4), 402(e)(13) and 402(h).

3.3 Timing of Election to Defer. Each Eligible Employee who desires to defer Excess Compensation otherwise payable during a Plan Year must execute a deferral agreement within the Election Period preceding the Plan Year specified by the Employer.

Except as otherwise provided below, an Employee who is designated as an Eligible Employee during a Plan Year may elect to defer Excess Compensation otherwise paid for services to be performed during the remainder of such Plan Year subsequent to such election in accordance with the rules of this Section 3.3 by executing a deferral agreement within the thirty (30) day period beginning on the date the employee is designated as an Eligible Employee. If Excess Compensation is based on a specified performance period that begins before the Eligible Employee executes his deferral agreement, the election will apply to the portion of such Excess Compensation equal to the total amount of Excess Compensation for the service period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period. The rules of this paragraph shall not apply if the Eligible Employee has ever participated or is participating in a "Plan" as defined by Prop. Reg. Sec. 1.409A-1(c) sponsored by the Employer or any Related Employer.

3.4 Election of Payment Schedule and Form of Payment. At the time an Eligible Employee completes a deferral agreement for Excess Compensation for the upcoming Plan Year, the Eligible Employee must elect a distribution event (which includes a specified time) and a form of payment for the Excess Compensation subject to the deferral agreement and for any Employer contributions made during such Plan Year from among the options the Employer has made available for this purpose and which are specified in the deferral agreement. The availability of any particular distribution event or form of payment with respect to a deferral or Employer contribution for a Plan Year is no guarantee that such distribution event or form of payment will continue to be available for future deferrals or Employer contributions. If an Eligible Employee fails to have an executed deferral agreement in effect for a Plan Year during which an Employer contribution pursuant to Article 4 is made on his behalf, the Eligible Employee will be deemed to have elected to receive a lump sum distribution upon Separation from Service. The Transitional Contribution (and interest credited thereon) credited to a Participant's Account as described in Section 4.2 below shall be paid to the Participant in a lump sum distribution on the first day of the seventh month following the Participant's Separation from Service; provided, the Participant may elect a different distribution event or a different form of payment for the Transitional Contribution (and interest credited thereon) during the 2006 Election Period in reliance on the transitional relief provided under IRS Notice 2005-1, Q&A-19(c) as extended pursuant to the preamble to the proposed Treasury Regulations under Code Section 409A; provided, further, if the Participant incurs a Separation from Service on or before June 30, 2007, any election of a different distribution event or a different form of payment shall be disregarded, and the Participant's Transitional Contribution (and interest credited thereon) shall be paid to the Participant in a lump sum distribution on the first day of the seventh month following the Participant's Separation from Service. An Eligible

Employee may elect to receive in-service distributions of elective deferrals (including interest credited thereon), subject to a three-year minimum deferral period, or elect to defer distribution (or commencement of distribution) of such amounts until at least the first day of the seventh month following Separation from Service. An Eligible Employee may not elect to receive or commence distribution of Employer contributions (including interest credited thereon) credited to his Accounts prior to the first day of the seventh month following his Separation from Service. An Eligible Employee may elect to have the amounts payable to him following his Separation from Service paid in the form of a single lump sum distribution or in annual installments; provided, however, that (a) any election made by an Eligible Employee is subject to the provisions contained in Article 7, and (b) the balance or remaining balance credited to a Participant's Account(s) shall be paid to the Participant (or his Beneficiary(ies)) in the form of a single lump sum cash payment as soon as administratively feasible in the event of the Participant's death or Disability or, in the event a Change in Control occurs, on the date of the occurrence of the Change in Control as determined in accordance with Section 6.4, or as soon thereafter as administratively feasible.

ARTICLE 4
EMPLOYER CONTRIBUTIONS

4.1 Matching Contributions. Beginning with the 2007 Plan Year, the Employer for each Plan Year will credit the Participant’s Account with a matching contribution in an amount equal to 100% of the Participant's elective deferrals not exceeding 6% of the Participant's Excess Compensation for such Plan Year, but only if the Participant is employed by the Employer or a Related Employer on the date the matching contribution would otherwise be credited to the Participant's Account. Matching contributions shall be credited as of the date the deferred Excess Compensation on which the matching contribution is based is credited and would otherwise have been paid to the Participant.

4.2 Other Employer Contributions. For the 2006 Plan Year, the Employer will credit the Participant's Account with a contribution ("Transitional Contribution") in the amount of 6% of the Participant's Excess Compensation for the Plan Year, less the amount of any deemed contribution credit for the Participant to the Lexmark Nonqualified Supplemental Retirement Plan for the 2006 Plan Year. The Transitional Contribution will be credited to the Participant's Account as soon as administratively feasible following the last day of the 2006 Plan Year. For Plan Years beginning on and after January 1, 2007, the Employer will credit the Participant's Account with a contribution, if any, in an amount determined by the Employer in its sole discretion. Any Employer contribution other than a matching contribution credited to a Participant's Account for a Plan Year subsequent to the 2006 Plan Year will be credited to the Participant's Account as soon as administratively feasible following the last day of such Plan Year or such other time as reasonably determined by the Employer based on the existing circumstances. Provided, however, that any Employer contribution credit to a Participant's Account contemplated under this Section 4.2 shall be made only if the Participant is employed by the Employer or a Related Employer at the time the Employer contribution would otherwise be credited to the Participant's Account.

ARTICLE 5
ACCOUNTS AND CREDITS/OTHER ADJUSTMENTS

5.1 Establishment of Account. For accounting and computational purposes only, the Employer will establish and maintain separate Accounts for each Participant which will reflect the credits made pursuant to Section 5.2 along with the deemed interest credits and any expenses allocated thereto as provided in Sections 5.3 and 5.4. The Employer will establish and maintain such other records and accounts, as it decides in its discretion to be reasonably required or appropriate to discharge its duties under the Plan.

5.2 Contribution Credits to Account. A Participant’s Account will be credited for each Plan Year with (a) the amount of his elective deferrals under Section 3.1 at the time the amount subject to the deferral election would otherwise have been paid to the Participant and (b) the amount of Employer contributions credited on his behalf under Article 4. Employer contributions will be credited to the Participant’s Accounts at the times specified, respectively, in Sections 4.1 and 4.2 above. Separate Accounts shall be maintained for each Participant for each Plan Year for which contributions are credited to the Participant and for each type of contribution credit: deferral contribution, matching contribution and Employer discretionary contribution (including any Transitional Contribution).

5.3 Interest Credits to Account. Each Account maintained for a Participant shall be credited with interest. Interest is credited during a Plan Year at a rate equal to the Merrill Lynch U.S. Corporate 7-10 year index rate, determined as of the last business day of the month of November of the prior year, or if such index rate is not available, such other comparable rate as is determined to be appropriate by the Committee. Interest accrues from the date of credits specified in Section 5.2.

5.4 Adjustment of Accounts. Each Account maintained for a Participant shall be adjusted for interest credits and any expenses allocable under the terms of the Plan to the Account. The Account shall be adjusted as of each Valuation Date to reflect: (a) the interest credits and expenses described above; (b) amounts credited pursuant to Section 5.2; and (c) distributions or withdrawals.

ARTICLE 6
RIGHT TO BENEFITS

6.1 Vesting. A Participant, at all times, has a 100% nonforfeitable interest in the amounts credited to his Accounts attributable to his elective deferrals made in accordance with Section 3.1, Employer matching contributions made in accordance with Section 4.1, and the additional Employer Transitional Contribution for the 2006 Plan Year described in Section 4.2. A Participant’s interest in any amounts credited to his Accounts attributable to any other Employer discretionary contributions made in accordance with Section 4.2 shall become nonforfeitable upon his completion of three years of Continuous Service or upon his death or Disability, or upon a Change in Control, whichever occurs first.

6.2 Death. The balance or remaining balance credited to a Participant’s vested Accounts shall be paid to his Beneficiary(ies) in a single lump sum cash payment thirty days following the date of death, or as soon as administratively feasible thereafter. A Participant may designate a Beneficiary or Beneficiaries, or change any prior designation of Beneficiary or Beneficiaries in accordance with rules and procedures established by the Employer, provided, however, that a married Participant may not designate anyone other than the Participant's spouse without the written, notarized consent of the Participant's spouse.

A copy of the death notice or other sufficient documentation must be filed with and approved by the Employer. In the absence of an effective Beneficiary designation, upon the death of an unmarried Participant the deemed Beneficiary shall be the Participant's estate, and upon the death of a married Participant the deemed Beneficiary shall be the Participant's surviving spouse or, if there is no surviving spouse, the Participant's estate.

6.3 Disability. The balance or remaining balance credited to a Participant’s vested Accounts shall be paid to the Participant in a single lump sum cash payment as soon as administratively feasible following the date the Participant is determined to be Disabled as defined in Section 1.9, but no earlier than otherwise permissible under Code Section 409A. The Employer, in its sole discretion, shall determine whether a Participant has experienced a Disability for purposes of this Section 6.3.

6.4 Change in Control. The balance or remaining balance credited to a Participant's vested Accounts shall be paid to the Participant in a single lump sum cash payment on the date of the occurrence of the Change in Control or as soon thereafter as administratively feasible. A Change in Control will occur upon a change in the ownership of the Employer, a change in the effective control of the Employer or a change in the ownership of a substantial portion of the assets of the Employer. The Employer, for this purpose, includes any corporation identified in this Section 6.4. Whether a Change in Control has occurred will be determined by the Employer in accordance with the rules and definitions set forth in this Section 6.4.

(a)
Relevant Corporations. To constitute a Change in Control for purposes of the Plan, the event must relate to (i) the corporation for whom the Participant is performing services at the time of the Change in Control, (ii) the corporation that is liable for the payment of the Participant’s benefits under the Plan (or all corporations liable if more than one corporation is liable), or (iii) a corporation that is a majority shareholder of a corporation identified in (i) or (ii), or any corporation in a chain of corporations in which each corporation is a majority corporation of another corporation in the chain, ending in a corporation identified in (i) or (ii). A majority shareholder is defined as a shareholder owning more than 50% of the total fair market value and voting power of such corporation.

(b)
Stock Ownership. Code Section 318(a) applies for purposes of determining stock ownership. Stock underlying a vested option is considered owned by the individual who owns the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). If, however, a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation Section 1.83-3(b) and (j)) the stock underlying the option is not treated as owned by the individual who holds the option.

(c)
Change in the Ownership of a Corporation. A change in the ownership of a corporation occurs on the date that any one person or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation. If any one person or more than one person acting as a group is considered to own more than 50% of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation as discussed below in Section 6.4(d)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock. This Section 6.4(c) applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction. For purposes of this Section 6.4(c), persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time or as a result of the same public offering. Persons will, however, be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(d)
Change in the effective control of a corporation. A change in the effective control of a corporation occurs on the date that either (i) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 35% or more of the total voting power of the stock of such corporation, or (ii) a majority of members of the corporation’s board of directors is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election, provided that for purposes of this clause (ii), the term corporation refers solely to the relevant corporation identified in Section 6.4(a) for which no other corporation is a majority shareholder for purposes of Section 6.4(a). A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a change in the ownership of such corporation as described in Section 6.4(c) or a change in the ownership of a substantial portion of the assets of such corporation as described in Section 6.4(e). If any one person, or more than one person acting as a group, is considered to effectively control a corporation within the meaning of this Section 6.4(d), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation or to cause a change in the ownership of the corporation within the meaning of Section 6.4(c). For purposes of this Section 6.4(d), persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. Persons will be considered to be acting as a group, though, if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(e)
Change in the ownership of a substantial portion of a corporation’s assets. A change in the ownership of a substantial portion of a corporation’s assets occurs on the date that any one person, or more than one person acting as a group (as determined in accordance with rules similar to those set forth in Section 6.4(c)), acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this Section 6.4(e) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer. A transfer of assets by a corporation is not treated as a change in ownership of such assets if the assets are transferred to (i) a shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the corporation, (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the corporation, or (iv) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii). For purposes of the foregoing, and except as otherwise provided, a person’s status is determined immediately after the transfer of assets. Persons will not be considered to be acting as a group solely because they purchase assets of the same corporation at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the corporation. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

ARTICLE 7
DISTRIBUTION OF BENEFITS

7.1 Amount of Benefits. The vested amounts credited to a Participant’s Accounts as determined under Articles 5 and 6 shall determine and constitute the basis for the value of benefits payable to the Participant under the Plan.

7.2 Method and Timing of Distributions. Except as otherwise provided under the Plan, distributions under the Plan shall be made in accordance with the elections made by the Participant under Article 3. Distributions upon the occurrence of a distribution event shall be made (or commence) as of the date of the distribution event or as soon thereafter as is administratively feasible. A Participant may elect, at least twelve months before a scheduled distribution event, to delay the payment date for a minimum period of sixty months from the originally scheduled date of payment. The further deferral election must be made in accordance with procedures and rules established by the Employer. The Participant may, at the same time the date of payment is deferred, change the form of payment but such change in the form of payment may not effect an acceleration of payment in violation of Section 409A of the Code. A subsequent election to delay a payment or to change the form of payment may not take effect until at least twelve months after the date on which the election is made. Installment payments shall be treated as the entitlement to a single payment, rather than the entitlement to a series of separate payments, for purposes of making election changes.

7.3 Unforeseeable Emergency. A Participant may request a distribution due to an Unforeseeable Emergency. The request must be in writing and must be submitted to the Employer along with evidence that the circumstances constitute an Unforeseeable Emergency. The Employer has the discretion to require whatever evidence it deems necessary to determine whether a distribution is warranted. Whether a Participant has incurred an Unforeseeable Emergency will be determined by the Employer on the basis of the relevant facts and circumstances in its sole discretion, but, in no event, will an Unforeseeable Emergency be deemed to exist if the hardship can be relieved: (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Participant’s assets to the extent such liquidation would not itself cause severe financial hardship, or (c) by cessation of deferrals under the Plan. A distribution due to an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need and may include any amounts necessary to pay any federal, state or local income taxes or tax penalties reasonably anticipated to result from the distribution. The distribution will be made in the form of a single lump sum cash payment. Any such distribution to the Participant shall be made from the Account scheduled to be distributed at the earliest date to the Participant under the terms of the Plan, and then from such other Account(s) in order of the earliest scheduled distribution date(s) as necessary to meet the need caused by the Unforeseeable Emergency. A Participant’s deferral elections for the remainder of the Plan Year will be cancelled upon either of the following events: (i) a distribution under the Plan to the Participant due to Unforeseeable Emergency, or (ii) a hardship distribution pursuant to Treasury Regulation Section 1.40(k)-1(d)(3), or any successor provision of the Treasury Regulations, under the Lexmark Savings Plan, or any successor thereto, to the Participant.

7.4 Cashouts Of Amounts Not Exceeding Stated Limit. If the total vested amounts credited to a Participant’s Accounts do not exceed $10,000 at the time of a Separation from Service, the Employer shall distribute such amount to the Participant in a single lump sum cash payment as of the first day of the seventh month following Separation from Service or, if earlier, upon his death, regardless of whether the Participant had made different elections of time or form of payment as to the vested amounts credited to his Accounts or whether the Participant was receiving installments at the time of such Separation from Service. This Section 7.4 shall not apply if distribution is made in accordance with Section 6.3.

7.5 Key Employees. In no event shall a distribution made to a Key Employee from his Accounts due to his Separation from Service occur before the date which is six months after his Separation from Service, or, if earlier, his date of death For purposes of this Section 7.5, a Key Employee means an employee of an employer, including any corporation that is a member of a controlled group of corporations as defined in Section 414(b) of the Code that includes the employer and any trade or business that is under common control as defined in Section 414(c) of the Code with the employer, any of whose stock is publicly traded on an established securities market or otherwise who satisfies the requirements of Section 416(i)(1)(A)(i), (ii) or (iii), of the Code, determined without regard to Section 416(i)(5) of the Code, at any time during the twelve-month period ending on the Identification Date. An employee who is determined to be a Key Employee on an Identification Date shall be treated as a Key Employee for purposes of the six-month delay in distributions set forth in this Section 7.5 for the twelve-month period beginning on the first day of the fourth month following the Identification Date. Whether any stock of the Employer or any Related Employer is traded on an established securities market or otherwise is determined on the date a Participant experiences a Separation from Service. Installment distributions to a Key Employee that are delayed due to the application of the requirements of this Section 7.5 shall commence as of the earliest date permitted by Code Section 409A. This Section 7.5 shall not apply to any of the following distributions: (i) a distribution upon the Participant's Disability in accordance with section 6.3 or upon a Change in Control in accordance with Section 6.4, provided that the Participant's Separation from Service did not precede such Disability or Change in Control; (ii) a distribution to an individual other than the Participant as may be necessary to fulfill a domestic relations order within the meaning of Section 414(p)(1)(B) of the Code; (iii) a distribution to comply with a certificate of divestiture as defined in Section 1043(b)(2) of the Code; (iv) a distribution to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a) and 3121(v)(2) of the Code on compensation deferred under the Plan; and (v) a distribution to pay the income tax under Section 3401 of the Code or the corresponding withholding provisions of the applicable state, local or foreign tax laws as a result of the payment of any FICA tax described in clause (iv) and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; provided, the total payment under clauses (iv) and (v) shall, in no event, exceed the aggregate of the FICA tax and the income tax withholding related to such FICA tax.

7.6 Permissible Delays in Payment. Distributions may be delayed beyond the date payment would otherwise occur in accordance with the provisions of Articles 6 and 7 in any of the following circumstances. The Employer may delay payment if it reasonably anticipates that its deduction with respect to such payment would be limited or eliminated by the application of Section 162(m) of the Code. Payment must be made at the earliest date at which the Employer reasonably anticipates that the deduction of the payment amount will not be eliminated or limited by Section 162(m) of the Code or the calendar year in which the Participant incurs a Separation from Service. The Employer may also delay payment if it reasonably anticipates that the payment will violate a term of a loan agreement or other similar contract to which the Employer is a party and such violation will cause material harm to the Employer, unless waived or otherwise addressed by the lender in a manner reasonably satisfactory to the Employer. Payment must be made at the earliest date on which the Employer reasonably anticipates that the making of the payment will not cause a violation or the violation will no longer cause material harm to the Employer. Payment cannot be delayed if the facts and circumstances indicate that the Employer entered into the loan agreement or similar contract not for legitimate business reasons but to avoid the restrictions on deferral elections and subsequent deferral elections under Section 409A of the Code. The Employer may also delay payment if it reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable laws provided payment is made at the earliest date on which the Employer reasonably anticipates that the making of the payment will not cause such violation. The Employer also reserves the right to delay payment upon such other events and conditions as the Secretary of the Treasury may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Except as may be otherwise required under Code Section 409A, a payment is treated as made upon the date contemplated under the provisions of the Plan if the payment is made at such date or a later date within the same calendar year or, if later, by the 15th day of the third calendar month following the date contemplated by the Plan.  If calculation of the amount as the payment is not administratively practicle due to events beyond the control of the Participant (or Participant's estate), the payment will be treated as made upon the date contemplated by the Plan if the payment is made during the first calendar year in which the payment is administratively practicable.  Similarly, if the funds of the Employer are not sufficient to make the payment at the date specified under the Plan without jeopardizing the solvency of the Employer, the payment will be treated as made upon the date contemplated by the Plan if the payment is made during the first calendar year in which the funds of the Employer are sufficient to make the payment without jeopardizing the solvency of the Employer.

If a payment is not made, in whole or in part, as of the date contemplated by the Plan because the Employer refuses to make such payment, the payment will be treated as made upon the date contemplated by the Plan if the Participant accepts the portion (if any) of the payment that the Employer is willing to make (unless such acceptance will result in forfeiture of the claim to the remaining amount), makes prompt and reasonable, good faith efforts to collect the payment and the payment is made during the first calendar year in which the Employer and the Participant enter into a legally binding settlement of such dispute, the Employer concedes that the amount is payable, or the Employer is required to make such payment pursuant to a final and nonappealable judgment or other binding decision. For purposes of this paragraph, the Employer is not treated as having refused to make a payment where pursuant to the terms of the Plan the Participant is required to request payment, or otherwise provide information or take any other action, and the Participant has failed to take such action. In addition, for purposes of this paragraph, the Participant is deemed to have requested that a payment not be made, rather than the Employer having refused to make such payment, where the Employer's decision to refuse to make the payment is made by the Participant or a member of the Participant's family (as defined in Code Section 267(c)(4) applied as if the family of an individual includes the spouse of any member of the family), or any person or group of persons over whom the Participant's family member has effective control, or any person any portion of whose compensation is controlled by the Participant or the Participant's family member.

ARTICLE 8
AMENDMENT AND TERMINATION

8.1 Amendment by Employer. The Employer reserves the sole right to amend the Plan pursuant to a resolution of its Board of Directors. An amendment must be in writing and executed by a representative of the Employer authorized to take such action. The Employer intends to amend this Plan, and hereby reserves the right to do so without the consent of the Participants in the future, as required to comply with Section 409A of the Code with respect to amounts subject to Section 409A of the Code and to prevent any Participant from becoming subject to any additional tax or penalty under Code Section 409A. No amendment can directly or indirectly deprive any current or former Participant or Beneficiary of all or any portion of his vested Account which had accrued prior to the amendment, except to the extent required by the Code or other applicable law.

8.2 Retroactive Amendments. An amendment made by the Employer in accordance with Section 8.1 may be made effective on a date prior to the first day of the Plan Year in which it is adopted. Any retroactive amendment by the Employer shall be subject to the provisions of Section 8.1.

8.3 Plan Termination. The Plan will terminate automatically as of the date that no amounts remain to be distributed under the Plan.

The Employer reserves the right to terminate the Plan and accelerate the time and form of payment of all amounts to be distributed under the Plan in accordance with the following provisions of this Section 8.3. The Employer may terminate the Plan and distribute all amounts credited to all Participant Accounts within the 30 days preceding or the twelve months following a Change in Control as determined in accordance with the rules set forth in Section 6.4. For this purpose, the Plan will be treated as terminated only if all substantially similar arrangements sponsored by the Employer or any Related Employer are terminated so that all Participants under the Plan and all substantially similar arrangements are required to receive all amounts deferred under the terminated arrangements within twelve months of the date of termination of the arrangements. In addition, the Employer reserves the right to terminate the Plan within twelve months of a corporate dissolution taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to Section 503(b)(1)(A) of Title 11 of the United States Code, provided that amounts deferred under the Plan are included in the gross incomes of Participants in the latest of (1) the calendar year in which the termination occurs, (2) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (3) the first calendar year in which payment is administratively practicable. The Employer retains the discretion to terminate the Plan if (1) all arrangements sponsored by the Employer or any related Employer that would be aggregated with any terminated arrangement under Prop. Treas. Reg. Section 1.409A-1(c) if the same service provider participated in all of the arrangements are terminated, (2) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within twelve months of the termination of the arrangements, (3) all payments are made within twenty-four months of the termination of the arrangements, and (4) neither the Employer nor any Related Employer adopts a new arrangement that would be aggregated with any terminated arrangement under Prop. Treas. Reg. Section 1.409A-1(c), if the same service provider participated in both arrangements, at any time within the five year period following the date of termination of the arrangement. The Employer also reserves the right to terminate the Plan and accelerate the time and form of payment of all amounts to be distributed under the Plan under such conditions and events as may be prescribed by the Commissioner in generally applicable guidance published in the Internal Revenue Bulletin.

8.4 Distribution Upon Termination of the Plan. Except as provided in Section 8.3, the Plan may not be terminated before the date on which all amounts credited to all Participant Accounts have been distributed in accordance with Articles 6 and 7.

ARTICLE 9
THE TRUST

9.1 Establishment of Trust. The Employer may but is not required to establish a trust to hold amounts which the Employer may contribute from time to time to correspond to some or all amounts credited to Participants under Article 5. If the Employer establishes a trust, the provisions of Sections 9.2 and 9.3 shall become operative.

9.2 Grantor Trust. Any trust established by the Employer shall be between the Employer and a trustee pursuant to a separate written agreement under which assets are held, administered and managed, subject to the claims of the Employer's creditors in the event of the Employer's insolvency, until paid to the Participant and/or his Beneficiaries. The trust is intended to be treated as a grantor trust under the Code, and it is intended that the establishment of the trust shall not cause the Participant to realize current income on amounts contributed thereto. The Employer must notify the trustee in the event of a lawsuit regarding the Plan or regarding its bankruptcy or insolvency.

9.3 Investment of Trust Funds. Any amounts contributed to the trust by the Employer shall be invested by the trustee in accordance with the provisions of the trust and the instructions of the Committee.

ARTICLE 10
PLAN ADMINISTRATION

10.1 Powers and Responsibilities of the Employer. The Employer shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Employer's powers and responsibilities include, but are not limited to, the following, which powers and responsibilities shall be exercised in its sole discretion:

(a)	To make and enforce such rules and regulations as it deems, in its sole discretion, necessary or proper for the efficient administration of the Plan;

(b)	To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan, in its sole discretion, subject to review by the Committee;

(c)	To administer the claims and review procedures specified in Section 10.3;

(d)	To compute the amount of benefits which will be payable to any Participant, former Participant or Beneficiary in accordance with the provisions of the Plan in its discretion;

(e)	To determine the person or persons to whom such benefits will be paid in its discretion;

(f)	To authorize the payment of benefits;

(g)	To comply with any applicable reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA;

(h)	To appoint such agents, counsel, accountants, and consultants as may be required to assist in administering the Plan;

(i)	To allocate and delegate its responsibilities in its discretion, including the formation of any administrative sub-committee to administer the Plan.

10.2 Powers and Responsibilities of the Committee. The Committee shall be responsible (a) for determining the interest rate to credit to Participants' Accounts pursuant to Section 5.3, and (b) for the review of denied claims pursuant to Section 10.3(b) in its sole discretion. In the course of reviewing a denied claim, the Committee shall have the power to interpret the Plan in its sole discretion, and its interpretation thereof shall be final, conclusive and binding on all persons claiming benefits under the Plan.

10.3 Claims and Review Procedures.

(a)
Claims Procedure. If any person believes he is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Employer. If any such claim is wholly or partially denied, the Employer will notify such person of its decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Employer (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90-day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his claim.

(b)
Review Procedure. Within 60 days after the date on which a person receives a written notification of denial of claim (or, if written notification is not provided, within 60 days of the date denial is considered to have occurred), such person (or his duly authorized representative) may (i) file a written request with the Committee for a review of his denied claim and of pertinent documents and (ii) submit written issues and comments to the Committee. The Committee will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The decision on review will be made within 60 days after the request for review is received by the Committee (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Committee to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60-day period). If the decision on review is not made within such period, the claim will be considered denied.

10.4 Plan Administrative Costs. All reasonable costs and expenses (including legal, accounting, and employee communication fees) incurred by the Employer or Committee in administering the Plan shall be paid by the Plan, to the extent not paid by the Employer.

ARTICLE 11
MISCELLANEOUS

11.1 Unsecured General Creditor of the Employer. The Plan at all times shall be entirely unfunded. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Employer or any Related Employer. For purposes of the payment of benefits under the Plan, the assets of the Employer or of any Related Employer shall be, and shall remain, the general, unpledged, unrestricted assets of the Employer or of such Related Employer, respectively. The Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

11.2 Employer’s Liability. The Employer’s liability for the payment of benefits under the Plan shall be defined only by the Plan and by the deferral agreements entered into between a Participant and the Employer. The Employer shall have no obligation or liability to a Participant under the Plan except as provided by the Plan and a deferral agreement or agreements.

11.3 Limitation of Rights. Neither the establishment of the Plan, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to the Participant or any other person any legal or equitable right against the Employer, the Committee or any Related Employer except as provided herein; and in no event will the terms of employment or service of the Participant be modified or in any way affected hereby.

11.4 Anti-Assignment. None of the benefits or rights of a Participant or any Beneficiary of a Participant shall be subject to the claim of any creditor. In particular, to the fullest extent permitted by law and except as otherwise provided in Sections 11.7 and 11.9, all such benefits and rights shall be free from attachment, garnishment, or any other legal or equitable process available to any creditor of the Participant and his or her Beneficiary. Neither the Participant nor his or her Beneficiary shall have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the payments which he or she may expect to receive, contingently or otherwise, under the Plan, except the right to designate a Beneficiary to receive death benefits provided hereunder.

11.5 Facility of Payment. If the Employer determines, on the basis of medical reports or other evidence satisfactory to the Employer, that the recipient of any benefit payments under the Plan is incapable of handling his affairs by reason of minority, illness, infirmity or other incapacity, the Employer may disburse such payments to a person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under State law for the care and control of such recipient. The receipt by such person or institution of any such payments, and any such payment to the extent thereof, shall discharge the liability of the Employer for the payment of benefits hereunder to such recipient.

11.6 Notices. Any notice or other communication required or permitted to be given in connection with the Plan shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered personally or via courier, (ii) upon confirmation of receipt, if given by facsimile or electronic transmission, and (iii) on the third business day following mailing, if mailed first-class, postage prepaid, registered or certified mail as follows:

(a)	If it is sent to the Employer or Committee, it will be at the address specified by the Employer; or

(b)	If it is sent to a Participant or Beneficiary, it will be at the last address filed with the Employer by the Participant (or Beneficiary).

11.7 Tax Withholding. The Employer shall have the right to deduct from all payments or deferrals made under the Plan any tax required by law to be withheld. If the Employer concludes that tax is owing with respect to any deferral or payment hereunder, the Employer shall withhold such amounts from any payments due the Participant, as permitted by law, or otherwise make appropriate arrangements with the Participant or his Beneficiary for satisfaction of such obligation. Tax, for purposes of this Section 11.7, means any federal, state, local, foreign or any other governmental income tax, employment or payroll tax, excise tax, or any other tax or assessment owing with respect to amounts deferred, any earnings thereon, and any payments made to Participants or Beneficiaries under the Plan.

11.8 Indemnification. To the fullest extent allowed by law, the Employer shall indemnify and hold harmless each member of the Committee and each employee, officer, or director of the Employer or any Related Employer to whom is delegated duties, responsibilities, and authority with respect to the Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him (including but not limited to reasonable attorney fees) which arise as a result of his actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Employer or any Related Employer. Notwithstanding the foregoing, the Employer shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Employer consents in writing to such settlement or compromise.

11.9 Permitted Acceleration of Payment. The Plan may permit acceleration of payment (a) to an individual other than the Participant as may be necessary to fulfill a domestic relations order within the meaning of Section 414(p)(1)(B) of the Code, (b) to comply with a certificate of divestiture as defined in Section 1043(b)(2) of the Code, (c) to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a) and 3121(v)(2) of the Code on compensation deferred under the Plan, (d) to pay the income tax under Section 3401 of the Code or the corresponding withholding provisions of the applicable state, local or foreign tax laws as a result of the payment of any FICA tax described in clause (c) and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401, wages and taxes, and (e) to pay the amount required to be included in gross income as a result of the failure of the Plan to comply with the requirements of Section 409A of the Code. The total payment under clause (c) and (d) shall, in no event, exceed the aggregate of the FICA tax and the income tax withholding related to such FICA tax. The total payment under clause (e) shall, in no event, exceed the amount required to be included in income as a result of the failure to comply with requirements of Section 409A of the Code.

11.10 No Guarantee of Employment or Participation. Nothing in the Plan shall interfere with or limit in any way the right of the Employer or any Related Employer to terminate any Participant's employment at any time and for any reason, nor confer upon any Participant any right to continue in the employ of the Employer or any Related Employer. No employee of the Employer or any Related Employer shall have a right to be selected as a Participant under the Plan or, if selected, to continue to participate for any Plan Year.

11.11 Unclaimed Benefit. Each Participant shall keep the Employer informed of his current address and the current address of his Beneficiary. The Employer shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Employer within three years after the date on which payment of the Participant's vested Account is scheduled to be made (or to commence), payment may be made as though the Participant had died at the end of the three-year period. If within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Employer is unable to locate the Beneficiary of the Participant, then the Employer shall have no further obligation to pay any benefit hereunder to such Participant or Beneficiary or any other person and such benefit shall be irrevocably forfeited.

11.12 Governing Law. The Plan will be construed, administered and enforced according to the laws of the State of Delaware without regard to principles of conflicts of law to the extent not otherwise preempted by the Code or by ERISA.

IN WITNESS WHEREOF, Lexmark International, Inc. has caused its duly authorized representative to execute this Plan document as of the 6th day of  November, 2006.

LEXMARK INTERNATIONAL, INC.

By:	/s/ Jeri I. Stromquist
Title: VP Human Resources

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